UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2000

CELL GENESYS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-19986	94-3061375
(Commission File Number)	(IRS Employer Identification Number)

342 Lakeside Drive Foster City, California   94404
(Address of principal executive offices including zip code)

(650) 425-4400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

    On January 25, 2000, Cell Genesys, Inc. (the "Registrant") announced that it had sold and issued 875 shares of Series B Convertible Preferred Stock (the "Series B Stock") at a purchase price of $10,000 per share in the aggregate amount of $8,750,000 to certain investors (the "Investors"). The issuance of these shares was in accordance with call rights granted in connection with the Registrant's original issue of Series B Stock on November 14, 1997. The Series B Stock is convertible into Common Stock of the Registrant on certain terms and at a conversion price to be determined at the time of conversion. Each of the newly issued shares of Series B Stock is convertible, at the option of the holder, into shares of common stock of the Registrant at a conversion price based upon the lower of: (1) $14.53 per share or (2) the average of specified trading prices of the Registrant's common stock during the 10 trading days preceding the date of conversion. The Series B Stock bears a dividend of 5% payable in kind.

    The issuance of the Series B Stock was made pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"), and was therefore was exempt from registration under the Act.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

4.1 (1) Securities Purchase Agreement dated November 13, 1997, by and between the Registrant and the Buyers listed thereon.

4.2 (1) Registration Rights Agreement dated November 13, 1997, by and between the Registrant and the Buyers listed thereon.

4.3 (1) Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Cell Genesys, Inc. filed with the Office of the Secretary of State of the State of Delaware on November 13, 1997.

99.1 Press Release, issued January 25, 2000, announcing the sale of shares of Series B Convertible Preferred Stock of the Registrant pursuant to the Securities Purchase Agreement.

The Exhibit Index appearing (1) is incorporated herein by reference to the same numbered exhibit filed with the Registrant's Current Report on Form 8-K filed on November 21, 1997.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL GENESYS, INC.

By:

Matt Pfeffer
Vice President, and Chief Financial Officer

(Principal Accounting Officer)

Dated: January 27, 2000

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 25, 2000.